EXHIBIT 10.13

EXCHANGE AGREEMENT

This Exchange Agreement (hereinafter, the “Agreement”) is effective as of March 15, 2011, by and among Standard Gold, Inc., Colorado corporation (hereinafter “Standard Gold”); Shea Mining & Milling, LLC, a Nevada limited liability company (“Shea Mining”); and the members of Shea Mining listed on the signature page hereof (each a “Shea Mining Member,” and collectively the “Shea Mining Members”); Wits Basin Precious Minerals Inc., a Minnesota corporation (solely with respect to Section 3 hereof) (“Wits”); and Alfred A. Rapetti, individually (solely with respect to Section 3(d) hereof) (“Rapetti”).

RECITALS

A.           Shea Mining owns certain assets to be used in the business of toll milling and mining of high value ores and the processing of mine tailings for gold, silver and other valuable metals, and owns certain land, plants, equipment and tailings, among other things, for the operation of this business (the “Business”).

B.           A special committee of the board of directors of Standard Gold and the Shea Mining Members have adopted resolutions approving and adopting the proposed exchange transaction (the “Exchange”) whereby Standard Gold will acquire certain assets of the Business listed on Schedule I attached hereto (the “Shea Assets”) in exchange for, among other things, the issuance of 35,000,000 shares of Common Stock of Standard Gold (“Standard Gold Common Stock”) which, after issuance, represents 86.697% of all outstanding Standard Gold common stock to the Shea Mining Members, upon the terms and conditions set forth in this Agreement.

B.           Shea Mining desires to sell and transfer to Standard Gold the Shea Assets, and Standard Gold wishes to exchange Standard Gold Common Stock for the Shea Assets, pursuant to the terms and conditions of this Agreement.

E.           The Shea Mining Members will enter into this Agreement for the purpose of evidencing its consent to the consummation of the Exchange and for the purpose of making certain representations, warranties, covenants and agreements.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.           The Exchange.

(a)           Upon the terms and subject to the conditions hereof, at the Closing (as hereinafter defined), Shea Mining will sell, convey, assign, transfer and deliver to Standard Gold the Shea Assets, including, but not limited to, the right, title and interest in the following properties, assets and rights relating to the Business and in existence as of the date hereof:

(i)           All rights of Shea Mining under any warranty or guarantee by any manufacturer, supplier or other transferor of the Shea Assets;

(ii)           All rights of Shea Mining under any executory contracts, leases and agreements to which Shea Mining is a party as listed on Schedule 1(a)(ii) (the “Purchased Contracts”), including, but not limited to, the Lease Agreement by and between Father Gregory Ofiesh, Mary Jane Ofiesh and Shea Mining & Milling, LLC, dated April 6, 2010 (the “Amargosa Lease”);

(iii)         To the extent transferable, all permits, authorizations and licenses held or applied for by Shea Mining for the conduct of the Business, all of which are listed on Schedule 1(a)(iii) hereof (collectively, the “Permits”); and

(iv)           Any and all other assets and rights owned by Shea Mining as of the date hereof, necessary or desirable for the operation of the Business, tangible and intangible and related to the Purchased Contracts or Permits, of every kind and description, wherever located.  Notwithstanding anything contained herein to the contrary, the parties hereto understand and agree that the portable crusher built by Shea Mining and currently located in Silver Peak, Nevada, is not part of the Shea Assets for the purposes of this Agreement and will remain the property of Shea Mining after the Closing Date.

(b)           At the Closing, Standard Gold will issue to the Shea Mining Members, in exchange for the Shea Assets, an aggregate of 35,000,000 shares of Standard Gold Common Stock which, after issuance, represents 86.697% of all outstanding Standard Gold common stock.

(c)           The closing of the Exchange (the “Closing”) shall take place effective as of the date first set forth above (sometimes referred to hereinafter as the “Closing Date”).

(d)           The shares of Standard Gold Common Stock to be issued to the Shea Mining Members hereunder shall be “restricted securities” as that term is defined in Rule 144 promulgated under the Securities Act of 1933 (the “Securities Act”) and the certificates evidencing such shares shall bear standard restrictive legends.

(e)           For purposes of this Agreement and the exhibits and schedules attached hereto, the following terms shall have the meanings specified or referred to below, unless the context otherwise requires:

“Affiliate” means with respect to a specified person, any other person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified person; it being understood and agreed that, for purposes of this definition, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including any liability for taxes.

“Material Adverse Effect” means with respect to any person, any event or events or any change in or effect on such person’s financial condition, business, prospects, operations, customers, suppliers, employee relationships, assets, properties, or results of operations that, when taken as a whole, (i) has materially interfered or is reasonably likely to materially interfere with the ongoing operations of such person’s business or (ii) singly or in the aggregate has resulted in, or is reasonably likely to have, a material adverse effect on the ongoing conduct of the business of such person; provided, however, that any adverse effect arising out of or resulting from (x) an event or series of events or circumstances affecting the United States economy generally or the economy generally of any other country in which the person operates, or (y) the entering into of this Agreement and the consummation of the transactions contemplated thereby, shall be excluded in determining whether a Material Adverse Effect has occurred.

2.           Assumption of Liabilities.

Subject to the terms and conditions of this Agreement, Standard Gold shall assume and agree to pay and perform the obligations of Shea Mining under (i) the Purchased Contracts, exclusively as they relate to the Business and only to the extent that such obligations are to be performed from and after the Closing Date, and (ii) the payments due to the parties listed on Schedule 2(ii) hereof, and (iii) the monthly payment obligations to those vendors listed on Schedule 2(iii) hereof.  Standard Gold shall not assume any other obligation or liability of Shea Mining that relates to or arises out of ownership of the Shea Assets or any of Shea Mining’s operations, including but not limited to Shea Mining’s operation of the Business prior to the Closing Date, whether absolute or contingent, known or unknown, contractual or otherwise, and specifically including but not limited to any accounts payable, debt, tax liabilities, employee-benefit or pension-plan liabilities, workers’ compensation liabilities, environmental liabilities, other legal liabilities, union or union-related liabilities, or lease obligations relating to executive or sales vehicles.

3.           Other Covenants.

(a)           Right to Transfer Hunter Bates Opportunity.  Standard Gold owns 100% of the outstanding equity of Hunter Bates Mining Corporation, a Minnesota corporation (“Hunter Bates”).  Hunter Bates’ sole assets are prior producing gold mine properties located in Central City, Colorado (the “Bates-Hunter Mine”).  Gregory Gold Producers, Inc., a Colorado corporation (“Gregory Gold”), a wholly-owned subsidiary of Hunter Bates, serves as an oversight management company for the exploration activities conducted at the Bates-Hunter Mine.  The parties to this Agreement acknowledge and agree that Standard Gold will have the right, for a period of ninety (90) days after the Closing Date, to transfer to Wits all of its ownership interests in Hunter Bates, Gregory Gold, and the Bates-Hunter Mine, as well as any and all related agreements, assets, liabilities and obligations thereof, including, but not limited to, the promissory note issued from Hunter Bates to Wits, dated September 29, 2009 in the original principal amount of $2,500,000.00.

(b)           Wits Share Exchange.  Immediately prior to the Closing, Wits owned 21,513,544 shares of Standard Gold Common Stock.  In consideration of Shea Mining entering into this Agreement and consummating the transactions contemplated hereby, Wits hereby agrees to exchange 19,713,544 shares of Standard Gold Common Stock held by it into 10,000,000 shares of Standard Gold’s Series A Preferred Stock (the “Series A Preferred,” and such exchange, the “Wits Share Exchange”).  As soon as is practicable after the Closing Date, Wits will provide to Standard Gold all stock certificates held by it representing shares of Standard Gold Common Stock in exchange for a stock certificate representing the shares of Series A Preferred.  The parties understand and agree that after the effectiveness of the Wits Share Exchange, Wits will own 1,800,000 shares of Standard Gold Common Stock (the “Wits-Owned Common Stock”) and 10,000,000 shares of Series A Preferred.

(c)           Wits Voting Proxy.  Wits hereby agrees, for a period beginning on the Closing Date and ending on the one-year anniversary thereof, to irrevocably give to the Chief Executive Officer of Standard Gold (who as of the date of this Agreement is Rapetti) the right to vote, on Wits’ behalf, all of the shares of Wits-Owned Common Stock held and eligible to be voted by Wits on the date such vote is to be taken.  The Chief Executive Officer will vote the Wits-Owned Common Stock in accordance with the determination of the Board of Directors of Standard Gold (the “Board”).

(d)           Leslie Lucas Partners, LLC Voting Proxy.  Leslie Lucas Partners, LLC, which entity is one of the Shea Mining Members (“Leslie Lucas”), hereby agrees to irrevocably give to Rapetti the right to vote, on Leslie Lucas’ behalf and on the date any such vote is to be taken, all of the shares of Standard Gold Common Stock to be held and eligible to be voted by Leslie Lucas after the Closing Date (the “Leslie Lucas-Owned Common Stock,” and Rapetti’s right to vote the Leslie Lucas-Owned Common Stock, the “Voting Proxy”).  The Voting Proxy will apply to all shares of Leslie-Lucas-Owned Common Stock held by Leslie Lucas as of the Closing Date or otherwise acquired thereafter, and will continue to apply to any transferee, assignee or purchaser of such shares, until such time as the shares are sold in the public markets in accordance with all applicable Federal and state securities laws, at which time the Voting Proxy will cease to apply solely to those shares of Leslie Lucas-Owned Common Stock sold.  Leslie Lucas and Rapetti agree and acknowledge that this Section 3(d) shall be considered a “appointment form” and a “voting agreement” as such terms are defined in Sections 7-107-203 and 7-107-302, respectively, of the Colorado Business Corporation Act.

(e)           Kenglo Option Agreement Exchange.  Wits entered into a Private Option Agreement, dated December 19, 2009, with Kenglo One, Ltd., a company incorporated under the laws of Jersey (“Kenglo”), pursuant to which Wits granted to Kenglo an option, expiring on December 19, 2014, to purchase up to 1,299,000 shares of Wits-Owned Common Stock, at an exercise price of $1.00 per share (the “Kenglo Option”).  In consideration of Wits agreeing to the Wits Share Exchange, Standard Gold hereby acknowledges and agrees that as soon as is practicable after the Closing Date, Standard Gold will enter into an option agreement with Kenglo pursuant to which Standard Gold will grant to Kenglo an option, on substantially the same terms as the Kenglo Option, to purchase shares of Standard Gold Common Stock at an exercise price of $1.00 per share.

(f)           In further consideration of Wits agreeing to the Wits Share Exchange, Standard Gold hereby grants to Wits an option, expiring on December 19, 2014, to purchase up to 630,000 shares of Standard Gold Common Stock, at an exercise price of $0.50 per share (the “Wits Option”).  The purpose of the Wits Option is to provide Wits with shares of Standard Gold Common Stock to issue upon the exercise of stock options to purchase up to 630,000 shares of Wits-Owned Common Stock held by investors that participated in a private placement of Wits’ common stock that took place in the third and fourth quarter of fiscal 2009 (the “Investor Options”).  The Wits Option has substantially the same terms as the Investor Options.

(g)           Service-Related Payment and Stock Issuance.  For services previously rendered to Standard Gold and in consideration of providing future services to Standard Gold, the parties hereby agree to issue 100,000 shares of Standard Gold Common Stock to Maslon Edelman Borman & Brand, LLP (“Maslon”).  Furthermore, Standard Gold agrees to assume the obligation of Wits to pay to Maslon $80,000.00 of Maslon’s fees previously billed to Wits.  The stock certificate representing the shares of Standard Gold Common Stock to be issued to Maslon will be delivered to Maslon as soon as is practicable after the Closing Date.

(h)           Cash Payments to Shea Mining.  The parties hereto understand and agree that Standard Gold will pay to Shea Mining a total of up to $700,000.00, payable as follows:

(i)           The parties hereto agree and acknowledge that as of the date hereof, Standard Gold has already paid $200,000.00 either to Shea Mining, or to others on behalf of Shea Mining.

(ii)           $100,000.00 will be paid to Shea Mining as follows: (a) $50,000 will be due and payable on the Closing Date;  and (b) $50,0000 will be due and payable on the one-week anniversary of the Closing Date.

(iii)           A total of $400,000 will be paid to Shea Mining, in whole or in part and at any time or from time to time, as Standard Gold shall determine in its sole discretion, prior to the date that is one (1) year from the Closing Date.
(i)           Appointment of Sharon L. Ullman to the Board.  The parties agree and acknowledge that Sharon L. Ullman will be appointed as a member of the Board as soon as is practicable following the Closing Date.

4.           Representations Relating to Shea Mining.  Each of the Shea Mining Members and Shea Mining represents and warrants as follows, which warranties and representations shall also be true as of the Closing except as set forth in the disclosure schedules attached to this Agreement:

(a)           Shea Mining has the power to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by a “super majority” of all the unit holders of Shea Mining as defined in Section 5.07(B) of the Shea Mining & Milling Operating Agreement, dated as of March 14, 2011. This Agreement has been duly executed and delivered by Shea Mining and constitutes a legal, valid and binding obligation of Shea Mining, enforceable against Shea Mining in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency or other laws affecting creditor’s rights generally or by legal principles of general applicability governing the availability of equitable remedies.  This Agreement has been duly and validly executed and delivered by each Shea Mining Member, and constitutes a valid and binding agreement of each Shea Mining Member, enforceable against each Shea Mining Member in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

(b)           Shea Mining is not a party to, or the subject of, any pending litigation, claims, or governmental investigation or proceeding, and to the knowledge after due inquiry of its executive officers and directors (herein “Knowledge”), there are no lawsuits, claims, assessments, investigations, or similar matters, threatened or contemplated against or affecting Shea Mining or the Shea Assets.  Neither Shea Mining nor any of the Shea Assets are subject to any outstanding court order or consent decree.

(c)           Shea Mining has been duly organized and is validly existing and in good standing under the laws of the State of Nevada, and has the power to own, lease and operate its property and to carry on its business as now being conducted and is duly qualified to do business and in good standing to do business in any jurisdiction where so required except where the failure to so qualify would have no Material Adverse Effect on Shea Mining.

(d)           Shea Mining is the owner of, or has a valid leasehold interest in, the Shea Assets free and clear of all liens and encumbrances.

(e)           Shea Mining has no material liability other than that set forth in this Agreement (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes).

(f)           Shea Mining has delivered to Standard Gold a true and complete copy of each lease agreement relating to real property under which Shea Mining is the lessee (the “Leases”).  There are no oral lease agreements for real property under which Shea Mining is the lessee.  With respect to each of the Leases:  (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) except as set forth on Schedule 4(f), the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on substantially the same terms following the Closing; (iii) Shea Mining’s possession and quiet enjoyment of the leased real property under such Lease has not been disturbed and, to the Knowledge of Shea Mining, there are no disputes with respect to such Lease; (iv) such Lease can be extended for an additional term of at least one (1) year; (v) neither Shea Mining nor, to the Knowledge of Shea Mining, any other party to the Lease is in breach of or default under such Lease; (vi) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full; (vii) the other party to such Lease is not an affiliate of, and otherwise does not have any economic interest in, Shea Mining; and (viii) Shea Mining has not subleased, licensed or otherwise granted any person the right to use or occupy any leased real property or any portion thereof.

(h)           Except for the Term Loan Agreement, Promissory Note, Deed of Trust and Security Agreement with Assignment of Rents and Fixture Filing, the Assignment of Rents and the Environmental Indemnity, each dated August 21, 2009, and each by and between Shea Mining and NJB Mining, Inc., a Arizona corporation, Schedule 1(a)(ii) lists all the material contracts Shea Mining has entered into as of the Closing Date.  Shea Mining has delivered to Standard Gold a correct and complete copy of each of the Purchased Contracts (as amended to date) listed in Schedule 1(a)(ii). With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (B) to the Knowledge of Shea Mining, no party is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) to the Knowledge of Shea Mining, no party has repudiated any material provision of the agreement.

 (i)           The execution of this Agreement does not violate or breach any material agreement or contract to which Shea Mining is a party, and Shea Mining, to the extent required, has (or will have by Closing) obtained all necessary approvals or consents required by any agreement to which Shea Mining is a party. Schedule 1(a)(iii) hereof lists all of the Permits required to operate the Business as currently operated or proposed to be operated.  The execution and performance of this Agreement will not violate or conflict with any provision of the articles of organization or bylaws or other controlling organizational document of Shea Mining.

(j)           Shea Mining has not, in the past, been required to register its units under the Securities Act, other applicable securities laws, or any applicable blue sky laws. There are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto involving federal and state securities laws. All issued and outstanding shares of Shea Mining’s capital stock were offered and sold in compliance with federal and state securities laws and constitute duly authorized, validly and legally issued, fully-paid, nonassessable units of Shea Mining, and such units were not offered, sold or issued in violation of any preemptive right, right of first refusal or right of first offer and are not subject to any right of rescission.

 (k)           Shea Mining is and has been in compliance with, and Shea Mining has conducted any business previously owned or operated by it in compliance with, all applicable laws, orders, rules and regulations of all governmental bodies and agencies, including applicable securities laws and regulations and environmental laws and regulations, except where such noncompliance has and will have, in the aggregate, no Material Adverse Effect.

(l)           The closing documents and the consummation by Shea Mining of the transactions contemplated hereby do not and will not (i) require the consent, approval or action of, or any filing or notice to, any corporation, firm, person or other entity or any public, governmental or judicial authority (except for such consents, approvals, actions, filing or notices the failure of which to make or obtain will not in the aggregate have a Material Adverse Effect), other than the consent of the members of Shea Mining; (ii) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any federal, state or foreign court, administrative agency or commission or other governmental authority or instrumentality (a “Governmental Authority”) applicable to Shea Mining, or its business or assets; or (iii) constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which Shea Mining is a party or to which it is otherwise subject.

 (m)           Each Shea Mining Member acknowledges that none of the shares of Standard Gold Common Stock issued to the Shea Mining Members hereunder will be registered pursuant to the Securities Act or any applicable state securities laws, that the Standard Gold Common Stock issued to the Shea Mining Members hereunder will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations the Standard Gold Common Stock issued to the Shea Mining Members cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.  In this regard, each of the Shea Mining Members is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(n)           Each Shea Mining Member (i) is acquiring the Standard Gold Common Stock solely for his or its own account for investment purposes, and not with a view to the distribution thereof, (ii) is a sophisticated investor with knowledge and experience in business and financial matters, (iii) has received certain information concerning Standard Gold and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Standard Gold Common Stock, (iv) is able to bear the economic risk of acquiring the Standard Gold Common Stock pursuant to the terms of this Agreement, including a complete loss of his investment in the Standard Gold Common Stock, and (v) is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

(o)           Each Shea Mining Member acknowledges that the certificate(s) representing each Shea Mining Member’s Standard Gold Common Stock shall each conspicuously set forth on the face or back thereof a legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

(p)           To the Knowledge, as of the date hereof, of Shea Mining or the Shea Mining Members, as applicable, no representation or warranty by Shea Mining or the Shea Mining Members contained in this Agreement and no statement contained in any certificate, schedule or other communication furnished pursuant to or in connection with the provisions hereof contains or shall contain any untrue statement of a material fact or omit to state a material fact. To the Knowledge, as of the date hereof, of Shea Mining or the Shea Mining Members, as applicable, there is no current or prior event or condition of any kind or character pertaining to Shea Mining that may reasonably be expected to have a Material Adverse Effect on Shea Mining. Except as specifically indicated elsewhere in this Agreement, all documents delivered by Shea Mining in connection herewith have been and will be complete originals, or exact copies thereof.

5.           Representations of Standard Gold.  Standard Gold hereby represent and warrant as follows, each of which representations and warranties shall also be true as of the Closing except as set forth in the disclosure schedules attached to this Agreement:

(a)           As of the Closing, the shares of Standard Gold Common Stock to be issued and delivered to the Shea Mining Members hereunder and in connection herewith will, when so issued and delivered, constitute duly authorized, validly and legally issued, fully-paid, nonassessable shares of Standard Gold capital stock, will not be issued in violation of any preemptive or similar rights and will be issued free and clear of all liens and encumbrances.

(b)           Standard Gold has the corporate power to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board, or a special committee thereof, of Standard Gold. This Agreement has been duly executed and delivered by Standard Gold and constitutes a legal, valid and binding obligation of Standard Gold, enforceable against Standard Gold in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency or other laws affecting creditor’s rights generally or by legal principles of general applicability governing the availability of equitable remedies.

(c)           Standard Gold is not a party to, or the subject of, any pending litigation, claims, or governmental investigation or proceeding not reflected in Standard Gold’s audited financial statements dated September 30, 2010 (the “Standard Gold Financial Statements”), and to the Knowledge of Standard Gold, there are no lawsuits, claims, assessments, investigations, or similar matters, threatened or contemplated against or affecting Standard Gold, or the management or properties of Standard Gold.  Standard Gold is not subject to any order, judgment, injunction or decree of any Governmental Authority or arbitrator.

(d)           Standard Gold is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power to own, lease and operate its property and to carry on its business as now being conducted and is duly qualified to do business and in good standing to do business in any jurisdiction where so required except where the failure to so qualify would have no Material Adverse Effect on Standard Gold.

(e)           As of the date of this Agreement, Standard Gold’s authorized capital stock consists of 100,000,000 shares of Standard Gold Common Stock, par value $.001 per share, of which 25,083,572 shares are issued and outstanding, and 50,000,000 shares of preferred stock, $1.00 par value per share, of which 10,000,000 have been designated Series A Preferred Stock (the “Series A Preferred Stock”), all of which are issued and outstanding.  All outstanding shares of capital stock of Standard Gold are, and shall be at Closing, validly issued, fully paid and nonassessable.

(f)           The execution and performance of this Agreement will not violate any provisions of applicable law or any agreement to which Standard Gold is subject.

(g)           Standard Gold has complied in all material respects with all of the provisions relating to the issuance of securities, and for the registration thereof, under the Securities Act, other applicable securities laws, and all applicable blue sky laws in connection with any and all of its stock issuances. There are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto involving federal and state securities laws. All issued and outstanding shares of Standard Gold’s capital stock were offered and sold in compliance with federal and state securities laws and were not offered, sold or issued in violation of any preemptive right, right of first refusal or right of first offer and are not subject to any right of rescission.

(h)           Standard Gold is and has been in compliance with all applicable laws, orders, rules and regulations of all governmental bodies and agencies, including applicable securities laws and regulations (including, without limitation, the Sarbanes Oxley Act of 2002) and environmental laws and regulations, except where such noncompliance has and will have, in the aggregate, no Material Adverse Effect. Standard Gold has not received notice of any noncompliance with the foregoing, nor does it have Knowledge of any claims or threatened claims in connection therewith. Standard Gold has never conducted any operations or engaged in any business transactions whatsoever other than as set forth in the reports Standard Gold has previously filed with the Securities and Exchange Commission (“SEC”).

(i)           Standard Gold has filed all required documents, reports and schedules with the SEC, the National Association of Securities Dealers, Inc. (“NASD”) and any applicable state or regional securities regulators or authorities (collectively, the “Standard Gold SEC Documents”). As of their respective dates, the Standard Gold SEC Documents complied in all material respects with the requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the NASD rules and regulations and state and regional securities laws and  regulations, as the case may be, and, at the respective times they were filed, none of the Standard Gold SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including, in each case, any notes thereto) of Standard Gold included in the Standard Gold SEC Documents complied as to form and substance in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except as may be indicated therein or in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the financial position of Standard Gold as of the respective dates thereof and the results of its operations and its cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

(j)           Assuming appropriate filings and mailings are made by Standard Gold under the Securities Act, the Exchange Act, with the NASD, the execution and delivery by Standard Gold of this Agreement and the closing documents and the consummation by Standard Gold of the transactions contemplated hereby do not and will not (i) require the consent, approval or action of, or any filing or notice to, any corporation, firm, person or other entity or any public, governmental or judicial authority (except for such consents, approvals, actions, filing or notices the failure of which to make or obtain will not in the aggregate have a Material Adverse Effect); (ii) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any Governmental Authority applicable to Standard Gold, or its business or assets; (iii) constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which Standard Gold is a party or to which any of them is otherwise subject; and (iv) violate or conflict with any provision of the Articles of Incorporation or Bylaws of Standard Gold.

(k)           No representation or warranty by Standard Gold contained in this Agreement and no statement contained in any certificate, schedule or other communication furnished pursuant to or in connection with the provisions hereof contains or shall contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. There is no current or prior event or condition of any kind or character pertaining to Standard Gold that may reasonably be expected to have a Material Adverse Effect on Standard Gold or its subsidiaries. Except as specifically indicated elsewhere in this Agreement, all documents delivered by Standard Gold in connection herewith have been and will be complete originals, or exact copies thereof.

(l)           Standard Gold has exercised due diligence with respect to the acquisition of the Shea Assets as set forth in this Agreement.  It is that due diligence that is solely relied upon by Standard Gold in its acquisition of those assets.

6.           Conditions Precedent to the Obligations of Shea Mining and the Shea Mining Members.  All obligations of Shea Mining and the Shea Mining Members under this Agreement are subject to the fulfillment, prior to or as of the Closing, of each of the following conditions:  (a) the representations and warranties by or on behalf of Standard Gold contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof or in connection herewith shall be true and correct in all respects at and as of the Closing as though such representations and warranties were made at and as of such time; (b) Standard Gold shall have materially performed and complied with all covenants, agreements, and conditions set forth or otherwise contemplated in, and shall have executed and delivered all documents required by, this Agreement to be performed or complied with or executed and delivered by them prior to or at the Closing; (c) on or before the Closing Date, Standard Gold shall have delivered to Shea Mining certified copies of resolutions of a special committee composed of at least one disinterested director of Standard Gold approving and authorizing the execution, delivery and performance of this Agreement and authorizing all of the necessary and proper action to enable Standard Gold to comply with the terms of this Agreement; (d) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Exchange shall be in effect; (e) at the Closing, all instruments and documents delivered by Standard Gold pursuant to the provisions hereof shall be reasonably satisfactory to legal counsel for Shea Mining; and (f) Shea Mining shall have received all necessary and required approvals and consents from the necessary parties.

7.           Conditions Precedent to the Obligations of Standard Gold. All obligations of Standard Gold under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:  (a) the representations and warranties by Shea Mining and the Shea Mining Members contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true and correct in all material respects at and as of the Closing as though such representations and warranties were made at and as of such times; (b) Shea Mining and the Shea Mining Members shall have materially performed and complied with, in all material respects, all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing; (c) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Exchange shall be in effect; (d) Shea Mining will have delivered certified copies of the unanimous written consent of all of the equity holders of Shea Mining approving and authorizing the transactions contemplated by this Agreement and authorizing all of the necessary and proper action to enable Shea Mining to comply with the terms of this Agreement; (e) Standard Gold will have received the written consents required to assign to Standard Gold the Purchased Contracts (the “Contract Assignments”) or any Permits; and (f) the following actions shall have been completed prior to or simultaneous with the Closing of the Exchange.

8.           Survival and Indemnification.

(a)           All representations, warranties, covenants and agreements contained in this Agreement, or in any schedule, certificate, document or statement delivered pursuant hereto, shall survive (and not be affected in any respect by) the Closing, any investigation conducted by any party hereto and any information which any party may receive. Notwithstanding the foregoing, the representations and warranties contained in or made pursuant to this Agreement shall terminate on, and no claim or action with respect thereto may be brought after, the date that Standard Gold’s annual report on Form 10-K for the year ended December 31, 2011 is filed with the SEC, except that breaches of representations, warranties and covenants arising out of or related to the fraud or willful misconduct of any of the parties shall survive indefinitely.  For purposes of determining damages hereunder, damages shall mean any actual and out-of-pocket liabilities, obligations, losses, damages, judgments, penalties, costs, and expenses (including, without limitation, reasonable attorneys’ fees); provided that, in no event shall damages include any special, incidental, punitive, exemplary or consequential damages or any damages for diminution in value.

(b)           Standard Gold agrees and acknowledges that it shall indemnify Shea Mining, and hold it harmless from, against and in respect of, any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including reasonable fees and disbursements of counsel) resulting from, arising out of or incurred by it in connection with (i) any default judgment or other liability resulting from the failure of Standard Gold to pay any amounts due and owing to NJB Mining, Inc., an Arizona corporation (“NJB”) pursuant to the Note, Security Agreement or Assignment of Rents, as each such term is defined in the Assignment and Assumption of Loan Documents and Loan Modification Agreement, entered into as of March 15, 2011, by and between Standard Gold, Shea Mining and NJB (the “Loan Agreement”); and (ii) liabilities or claims of any nature arising out of or relating to the Loan Agreement arising on or after the Closing Date.

(c)           The parties hereto agree and acknowledge that under no circumstances will the liability of the Shea Mining Members under this Agreement, including any and all damages awarded for the breach of any representation or warranty hereunder, exceed the total value of the shares of Standard Gold Common Stock received by the Shea Mining Members pursuant to this Agreement (valued at the closing price of the Standard Gold Common Stock reported on the Over the Counter Bulletin Board on the Closing Date).

9.           Nature of Representations.  All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement and the other documents delivered at the Closing and not upon any representation warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

10.         Documents at Closing. At the Closing, the following documents shall be delivered or actions taken:

(a)           Shea Mining will deliver, or will cause to be delivered, to Standard Gold the following:  (i) a certificate from the State of Nevada dated within ten business days of the Closing to the effect that Shea Mining is in good standing under the laws of the State of Nevada; (ii) fully executed copies of any Contract Assignments; (iii) documentation showing the assignment of any Required Permits to Standard Gold; (iv) such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement; (v) certified copies of resolutions adopted by all of the equity holders of Shea Mining authorizing the Exchange; and (vi) all other items, the delivery of which is a condition precedent to the obligations of Standard Gold, as set forth herein.

(b)           Standard Gold will deliver or cause to be delivered to Shea Mining: (i) a certificate of a duly authorized officer of Standard Gold, respectively, to the effect that all representations and warranties of Standard Gold made under this Agreement are true and correct as of the Closing, the same as though originally given to Shea Mining and the Shea Mining Members on said date; (ii) certified copies of resolutions adopted by the Board authorizing the Exchange and all related matters; (iii) certificates from the jurisdiction of incorporation of Standard Gold dated within ten business days of the Closing Date that each of said corporations is in good standing under the laws of said state; (iv) a fully executed copy of the Wits Exchange Agreement; and (v) such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement.

11.          Miscellaneous.

(a)           Severability.  If any provision of this Agreement is declared by any court or other Governmental Body to be null, void, or unenforceable, this Agreement shall be construed so that the provision at issue shall survive to the extent it is not so declared null, void, or unenforceable and all of the other provisions of this Agreement shall remain in full force and effect.

(b)           Entire Agreement. This Agreement, together with all exhibits and schedules hereto attached, constitutes the entire agreement among the parties pertaining to the subject matter hereof and completely supersedes all prior or contemporaneous agreements, understandings, arrangements, commitments, negotiations, and discussions of the parties, whether oral or written, all of which shall have no substantive significance or evidentiary effect.  Each party acknowledges, represents, and warrants that it has not relied on any representation, agreement, understanding, arrangement, or commitment that has not been expressly set forth in this Agreement.  Each party acknowledges, represents and warrants that this Agreement is fully integrated and parol evidence is not needed to reflect the intentions of the parties.  The parties specifically intend that the literal words of this Agreement shall, alone, conclusively determine all questions concerning the parties’ intent.

(c)           Confidentiality.  Each party will make every reasonable effort to keep confidential any information obtained by them concerning the other party, including its internal organization, finances, procedures, and customers. Neither party will make any public announcement, or release any publicity regarding the other party, other than routine oral communications with analysts, shareholders, and prospective investors without the prior written consent (which shall not be unreasonably withheld or delayed) of the party being named, unless, in the good faith opinion of counsel to the party contemplating such disclosure, such disclosure is required by law and time does not permit the party to obtain such consent, or such disclosure may otherwise be necessary in connection with the filing of tax returns, or claims for refunds, or in conducting a tax audit or other proceedings.  This Section shall survive the termination of this Agreement.

(d)           Notices. Unless otherwise expressly provided herein, all notices, requests, demands, instructions, documents, and other communications to be given hereunder by either party to the other shall be in writing, shall be sent to the address/fax number set forth below (provided that any party may at any time change its address for notice or other such information by giving written notice thereof in accordance with this Section), and shall be deemed to be duly given upon the earliest of (a) hand delivery, or (b) the first business day after sending by reputable overnight delivery service for next-day delivery (with confirmation of delivery).

If to Standard Gold:

Standard Gold, Inc.
Attention:  Alfred Rapetti
900 IDS Center
80 South Eighth Street
Minneapolis, MN  55402

If to Shea Mining:

Shea Mining & Milling, LLC
Attention:  Chris Boll
216 Starlight Lane
Royse City TX, 75189

(e)          Amendments; Waivers.  This Agreement may not be amended or modified unless such amendment or modification is in writing and signed by all of the parties to this Agreement.  The terms, covenants, representations, warranties, or conditions of this Agreement may only be waived in writing.  Any waiver of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be or construed as a further or continuing waiver of any condition, or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

(f)          Successors and Assigns.  The rights and obligations under this Agreement may not be assigned or delegated unless in writing executed by the parties hereto, and any attempted assignment or delegation without such prior written consent shall be void and of no force or effect.  This Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties to this Agreement.

(g)          Governing Law; Submission to Jurisdiction.  This Agreement and all transactions contemplated hereby shall be governed by, and construed and enforced in accordance with, the laws of the State of Minnesota, and shall be treated in all respects as a State of  Minnesota contract, without regard to any state’s laws related to choice or conflict of laws.  The parties irrevocably agree and consent to the jurisdiction of the courts of the State of Minnesota and the federal courts of the United States sitting in such state for the adjudication of any matters arising under, or in connection with, this Agreement.

(h)          WAIVER OF JURY TRIAL.  THE PARTIES HEREBY IRREVOCABILITY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CLAIM, OR COUNTERCLAIM, WHETHER AT LAW OR IN EQUITY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(i)          Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Exchange Agreement as of March 15, 2011, but to be effective as of the date first above written.

STANDARD GOLD, INC.		SHEA MINING & MILLING, LLC

By:	/s/ Alfred A. Rapetti	By:	/s/ Chris Boll
Alfred A. Rapetti, Chief Executive Officer
		Its:	Managing Member

SHEA MINING MEMBERS:		Solely with respect to Section 3 hereof:

AFIGNIS, LLC		WITS BASIN PRECIOUS MINERALS INC.

By:	/s/ Sharon Lullman	By:	/s/ Stephen D. King
Stephen D. King, Chief Executive Officer
Its:	Managing Member

LESLIE LUCAS PARTNERS, LLC		Solely with respect to Section 3(d) hereof:

By:	/s/ Frank Dasaro	/s/ Alfred A. Rapetti
Its:	Managing Member	Alfred A. Rapetti, Individually

Signature Page to Exchange Agreement

Schedule I

Shea Assets

(1)           Any and all property, whether tangible or intangible, including equipment, fixtures, tooling, or other property, including additions and improvements, located on the property leased by Shea Mining pursuant to the Amargosa Lease.

(2)           Mine dumps at Manhattan, Nevada, located on Calais Resources property

(3)           Purchased Contracts

(4)           Permits.

SCHEDULE 1(a)(ii)

Purchased Contracts

(1)	Lease Agreement by and between Father Gregory Ofiesh, Mary Jane Ofiesh and Shea Mining & Milling, LLC, dated April 6, 2010

(2)	Toll Milling Agreement for Oxide Ore Processing by and between Shea Mining & Milling, LLC and Darwin Silver LLC, dated July 30, 2010.

(3)	Toll Milling Agreement for Ore Processing by and between Shea Mining & Milling, LLC and Darwin Silver LLC, dated July 30, 2010.

(4)	Agreement for Processing Ore by and between Shea Mining & Milling, LLC and Ruggeri-Stocks LLC, dated October 18, 2010.

(5)	Lease Agreement dated as of April 12, 2010, by and between Shea Mining & Milling, LLC and Liberty Processing LLC.

(6)	Agreement, dated as of November 17, 2009, by and between Shea Mining & Milling, LLC and Galvin Metals Company, LLC.

SCHEDULE 1(a)(iii)

Permits

Benefit of Liberty Processing operating the Amargosa Lab facilities under Water Pollution Control Permit # NEV2010101 from NDEP.

SCHEDULE 2(ii)

Payment Obligations

Cozen O’Connor	Closing firm	$37,000

Law office of James Lisa—	Tax opinion	$30,000

Law office of James Lisa	Independent appraisal for IRS	$15,000

Law office of Elena V. Giordano	Title work	$2,000

Nevada Div of forestry	Mill Labor	$5,137

SCHEDULE 2(iii)

Vendor Obligations

R&S Fabrication Inc*	Steve Rogers	TBD by Alfred A. Rapetti in his sole discretion

Williamson General Contractors*	labor Millers	TBD by Alfred A. Rapetti in his sole discretion.

* A complete file will be supplied to Standard Gold Inc.

** Please see attached file (Shea Milling and Mining LLC Vendor Monthly Recurring as of 03/03/11)
For More vendors

SCHEDULE 4(f)

Required Lease Consents

See Schedule 1(a)(ii)(1) hereof.